SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

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                        CYCLE COUNTRY ACCESSORIES CORP.
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             (Exact name of registrant as specified on its charter)

             NEVADA                               42-1523809
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	(State or jurisdiction of      	(I.R.S. Employer
	incorporation or               	 Identification No.)
	organization)


2188 Highway 86, Milford, Iowa                           51351
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(Address of principal executive offices)               (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |x|

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. | |

Securities Act registration statement file number to which this form relates: n/a.

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                     Name of each exchange on which
to be registered                        each class is to be registered
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Common Stock				American Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:


Title of each class                      Name of each exchange on which
to be so registered                      each class is to be registered
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N/A
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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant's Securities to Be Registered.

      	The total number of shares of capital stock of the Company that the Company is authorized to issue is 120,000,000, of which 100,000,000 shares having a $.0001 par value are designated as common stock and 20,000,000 shares having a $.0001 par value are designated as preferred stock. As of the date hereof, there are 3,953,000 shares of common stock and no shares of preferred stock outstanding. The Company's common stock currently trades on the OTC Bulletin Board.

	Each share of the Company's common stock is entitled to one vote on all matters presented to shareholders, including the election of directors. Holders of common stock have no preemptive rights or cumulative voting rights. All outstanding shares of common stock are fully paid and non-assessable. The preferred stock may be issued in one or more series at such time or times and for such consideration or considerations as the board of directors may determine. The board of directors may also determine the rights, designations and preferences of each series of preferred stock.

     	Certain shares of our common stock offered on August 21, 2001 had warrants attached. We presently have 2,000,000 warrants outstanding. Each warrant entitles the holder thereof to purchase one share of common stock at a price per share of $4.00 beginning March 28, 2002 and ending on August 21, 2004. Each unexercised warrant is redeemable by us at a redemption price of $0.001 per warrant at any time, upon 30 days written notice to holders thereof, if (a) our common stock is traded on NASDAQ or listed on an exchange and (b) the Market Price (defined as the average closing bid price for twenty (20) consecutive trading days) equals or exceed 120% of the exercise price.


Item 2. Exhibits.

3.1	Articles of Incorporation (filed herein)
3.2	Bylaws (filed herein)


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SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

      Date:  June 18, 2003             CYCLE COUNTRY ACCESSORIES CORP.

                                       By:  /s/ Ron Hickman
                                          -----------------
                                           Ron Hickman
                                           Principal Executive Officer,
                                           President and Director



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